SECURITIES AND EXCHANGE COMMISSION

                                                WASHINGTON, D.C. 20549

                                                     SCHEDULE 13G

                                      Under the Securities Exchange Act of 1934

                                               Stolt Comex Seaway S.A.
                   ------------------------------------------------------------

                                                   (Name of Issuer)

                                            Common Stock, $2.00 Par Value
                   ------------------------------------------------------------

                                            (Title of Class of Securities)

                                                      L8873E103
                   ------------------------------------------------------------

                                                    (CUSIP NUMBER)

                                             Cambridge Investments, Ltd.
                                                600 Montgomery Street
                                                      43rd Floor
                                               San Francisco, CA 94111
                                                 Tel No. 415-781-0866

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                                  - with copies to -


                                             Michael G. Tannenbaum, Esq.
                              Newman Tannenbaum Helpern Syracuse & Hirschtritt
                                            900 Third Avenue - 13th Floor
                                               New York, New York 10022
                                                    (212) 508-6700

Filed on May 12, 1998 For the Purpose of Converting From 13D to 13G filing status
                                             ----------------------------
                                            (Date of event which requires
                                              filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |X|  Rule 13d-1-(b)

                  |_|  Rule 13d-1-(c)

                  |_|  Rule 13d-1-(d)

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                                 Page 1 of 6 Pages

CUSIP No. L8873E103

1. Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only)

   Cambridge Investments, Ltd.

2. Check the Appropriate Box if a Member of a Group (See Instructions)

a.

      b.

3. SEC Use Only

4. Citizenship or Place of Organization:  State of California, USA

  Number of Shares 5.  Sole Voting Power 2,684,446 Shares
    Beneficially
      Owned by     6.  Shared Voting Power
       Each
     Reporting     7.  Sole Dispositive Power 2,684,446 Shares
      Person
       With        8.  Shared Dispositive Power

9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,684,446 Shares


10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11. Percent of Class Represented by Amount in Row 9 7.55%

12. Type of Reporting Person (See Instructions)  CO, IA



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CUSIP No. L8873E103

Item 1(a) Name of Issuer:

Stolt Comex Seaway S.A.

Item 1(b) Address of Issuer:

Stolt Comex Seaway S.A.
c/o Stolt Comex Seaway M.S. Ltd.
Bucksburn House
Hones Road
Bucksburn, Aberdeen AB219RQ
Scotland

Item 2(a) Name of Person Filing:

Cambridge Investments, Ltd.

Item 2(b) Address of Principal Business Office or, if none, Residence:


The principal business address of the reporting person is:

         Cambridge Investments, Ltd.
         600 Montgomery Street
         43rd Street
         San Francisco, California 94111
         415-781-0866

Item 2(c) Citizenship:

Cambridge Investments, Ltd.was formed under the laws of the State of California.

Item 2(d) Title of Class of Securities:

         Common Stock, $2.00 par value

Item 2(e)CUSIP Number:

         L8873E103

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or 13d-2(c) promulgated under the Securities Exchange Act of 1934, check whether the filing person is a:


                                                 Page 3 of 6 Pages

CUSIP No. L8873E103


 a.       |_|      Broker or dealer registered under Section 15 of the Act,
 b.       |_|      Bank as defined in Section 3(a)(6) of the Act,
 c.       |_|      Insurance Company as defined in Section 3(a)(19) of the Act,
 d.       |_|      Investment Company registered under Section 8 of the
                   Investment Company Act,
 e.       |X|      Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)
                   (E),
 f.       |_|      Employee Benefit Plan, or Endowment Fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F),
 g.       |_|      Parent Holding Company or Control Person, in accordance with
                   Rule 13d-1(b)(ii)(G); (Note:  see Item 7)
 h.       |_|      A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);
 i.       |_|      A church plan that is excluded from the
                   definition of an investment company under section
                   3(c)(14) of the Investment Company Act of 1940;
 j.       |_|      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4  Ownership:

       (a)    Amount Beneficially Owned:

              As of April 30, 1998, 2,684,446 Shares were beneficially owned by the filing person.

       (b)    Percent of Class:  7.55%

       (c)    Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote:

                     2,684,446 shares

              (ii) shared power to vote or direct the vote:

                      0

             (iii) sole power to dispose or to direct the disposition of:

                     2,684,446 shares

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CUSIP No. L8873E103


             (iv) shared power to dispose or direct the disposition of:

                      0

Item 5 Ownership of Five Percent or Less of a Class:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

             Not applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

             Not applicable

Item 8  Identification and Classification of Members of the Group:

             Not applicable

Item 9  Notice of Dissolution of Group:

             Not applicable

Item 10 Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the insurer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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


CUSIP No. L8873E103


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


May 12, 1998
----------------------------------------------------------------------------
Date

/s/ John R. Tozzi
-----------------------------------------------------------------------------
Signature


John R. Tozzi, President
-----------------------------------------------------------------------------
Name/Title




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